U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                ComVest Venture Partners, LP

--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

    830 Third Avenue
--------------------------------------------------------------------------------
                                    (Street)

    New York                         New York               10022
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     May 24, 2002
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     13-4124841
________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Bio-Plexus, Inc. (BPXS)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

        Not applicable
________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $0.001           4,172,281                   D (1)
per share

------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001           1,312,038                   D (2)
per share

------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.0001          1,312,038                   D (3)
per share

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date           Expira-                            Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-          tion                               of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable        Date          Title                Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Warrant to Purchase
Common Stock             05/24/02       07/18/11    Common stock           557,161       $2.283 per     D (1)
                                                                                         share
------------------------------------------------------------------------------------------------------------------------------------
Warrant to Purchase
Common Stock             05/24/02       07/18/11    Common stock           175,208       $2.283 per     D (2)
                                                                                         share
------------------------------------------------------------------------------------------------------------------------------------
Warrant to Purchase
Common Stock             05/24/02       07/18/11    Common stock           175,208       $2.283 per     D (3)
                                                                                         share


Explanation of Responses:

See attached footnores.

** Signature of Reporting Person

ComVest Venture Partners, LP
By:  ComVest Management LLC, its general partner


By:        /s/   Michael S. Falk                             June 3, 2002
        ----------------------------------            -----------------------
        Name:    Michael S. Falk                                Date
        Title:   Manager


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

FOOTNOTES

(1) These securities were issued to ComVest Venture Partners, LP
("ComVest") on May 24, 2002 pursuant to a Stock Purchase Agreement dated as of even date therewith. The general partner of ComVest is ComVest Management, LLC, which is wholly-owned by Commonwealth Associates Management Company, Inc. ("CAMC"). Michael S. Falk ("Falk"), is the chairman and principal shareholder, and Robert Priddy ("Priddy") is a director and shareholder, of CAMC. Falk and Priddy disclaim beneficial ownership of the securities held by ComVest other than that portion which corresponds with their respective interests in ComVest.

(2) These securities were issued to RMC Capital, LLC ("RMC") on May 24, 2002 pursuant to a Stock Purchase Agreement dated as of even date therewith. Priddy is the Manager and principal member of RMC and disclaims beneficial ownership of the securities held by RMC other than that portion which corresponds with his membership interest therein.

(3) These securities were issued to Priddy on May 24, 2002 pursuant to a Stock Purchase Agreement dated as of even date therewith.

                    JOINT FILER INFORMATION AND AUTHORIZATION


Name:                                                     ComVest Management LLC
                                                          830 Third Avenue
                                                          New York, New York  10022

Designated Filer:                                         ComVest Venture Partners, LP


Issuer & Ticker Symbol:                                   Bio-Plexus, Inc. (BPXS)


Statement Date:                                           May 24, 2002


Signature:                                                By:     /s/ Michael S. Falk
                                                                  ---------------------------------------
                                                                      Michael S. Falk, Manager


Name:                                                     RMC Capital, LLC
                                                          1640 Powers Ferry, Suite 125
                                                          Marietta, Georgia 10067
Designated Filer:                                         ComVest Venture Partners, LP

Issuer & Ticker Symbol:                                   Bio-Plexus, Inc. (BPXS)

Statement Date:                                           May 24, 2002

Signature:                                                By:     /s/ Robert Priddy
                                                                  ---------------------------------------
                                                                      Robert Priddy


Name:                                                     Michael S. Falk
                                                          830 Third Avenue
                                                          New York, New York  10022

Designated Filer:                                         ComVest Venture Partners, LP

Issuer & Ticker Symbol:                                   Bio-Plexus, Inc. (BPXS)

Statement Date:                                           May 24, 2002

Signature:                                                By:     /s/ Michael S. Falk
                                                                  ---------------------------------------
                                                                      Michael S. Falk


Name:                                                     Robert Priddy
                                                          3291 Buffalo Drive, Suite 8
                                                          Las Vegas, Nevada  89129

Designated Filer:                                         ComVest Venture Partners, LP

Issuer & Ticker Symbol:                                   Bio-Plexus, Inc. (BPXS)

Statement Date:                                           May 24, 2002

Signature:                                                By:     /s/ Robert Priddy
                                                                  ---------------------------------------
                                                                      Robert Priddy